Restoration Management Company, LLC
35 Sutton Place Suite 9G
New York, NY 10022

November 11, 1999

Gentlemen:

Pursuant to Section 5(ii) of the Agreement between Restoration Management Company, LLC ("Restoration") and Sentry Technology Corporation (the "Company") dated October 15, 1999 (the "Agreement"), this letter confirms the parties' understanding as to the compensation to be paid to Restoration for the services of Anthony A. Gerbino ("Gerbino") to the Company.

0 As of November 1, 1999, Restoration shall be compensated for the services of Gerbino to the Company at the rate of $50 per hour for the first 200 hours billed each month but shall not receive compensation for hours billed in excess of 200 hours per month.

0 The Company shall pay Restoration on the 15th day of each month beginning November 15, 1999 for hours billed during the previous month.

0 The Company shall pay directly or reimburse Restoration, upon receipt of periodic billings, for all reasonable out-of-pocket and incidental expenses such as travel, lodging, entertainment, postage, telephone and facsimile charges incurred by Gerbino in connection with his services to the Company.

As contemplated by the Agreement, Restoration shall receive no additional compensation for services rendered by Gerbino prior to November 1, 1999.

                                                Very truly yours,
                                                Sentry Technology Corporation

                                           By:  /s/Peter J. Mundy
                                                Peter J. Mundy
                                                Vice President-Finance and CFO

Accepted and agreed as of November 11, 1999

Restoration Management Company, LLC

By: /s/Anthony H.N. Schnelling
         Anthony H.N. Schnelling
         Managing Director

                                    AMENDMENT

          Whereas, Restoration Management Company, LLC ("Restoration") entered into an agreement with Sentry Technology Corporation (the "Company") as of October 15, 1999 pursuant to which Restoration agreed to provide certain operational and financial consulting services to the Company (the "Agreement"); and

          WHEREAS, certain options issuable to Restoration at the time that the Agreement was entered into were referred to in the Agreement as "incentive stock options"; and

          WHEREAS, the Company and Restoration wish to amend the Agreement in accordance with the terms hereof;

          NOW, THEREFORE, the undersigned hereby amend the Agreement as follows:

          1. The words "incentive stock options" in the first sentence of
Section 5(v) of the Agreement are hereby deleted and in their place is substituted the words "non-qualified stock options".

          2. The word "Restoration" in the first sentence of Section 5(v) of the Agreement is hereby deleted and in its place is substituted the word "Anthony H.N. Schnelling".

          3. The following sentence shall be inserted immediately following the first sentence of Section 5(v) of the Agreement:

                  Such options may be assigned or transferred only to an employee or consultant of the Company or such employee or consultant's family members as defined in Section A(1)(a)(5) of the General Instructions to Form S-8 of the Securities Act of 1933.

          4. Section 5 of the Agreement shall be amended to add a subsection
(viii) which shall state as follows:

                  The Company shall prepare and file with the Securities and Exchange Commission, within 20 days following the filing of its annual report on Form 10K for the year ended December 31, 1999, a registration statement on Form S-8 including a reoffer prospectus with respect to the shares of common stock issuable upon exercise of the options issued pursuant to the Agreement and shall use its best efforts to cause such registration statement to become effective and remain effective during the term of such options plus, if such options are exercised in whole or in part, for one year after such exercise.

          IN WITNESS WHEREOF, the undersigned have signed this Amendment as of the 9th day of November, 1999.

                                     SENTRY TECHNOLOGY CORPORATION


                                     By: /S/ WILLIAM A. PERLMUTH
                                        ----------------------------
                                             William A. Perlmuth
                                             Chairman of the Board

                                     RESTORATION MANAGEMENT
                                     COMPANY, LLC

                                     By: /S/ ANTHONY H. N. SCHNELLING
                                         -------------------------------
                                             Anthony H.N. Schnelling
                                             Managing Director

                       RESTORATION MANAGEMENT COMPANY, LLC
                            35 Sutton Place Suite 9G
                               New York, NY 10022

October 15, 1999

William A. Perlmuth, Esq.
Chairman of the Board
Sentry Technology Corporation
350 Wireless Boulevard
Hauppauge, New York 11788

Dear Mr. Perlmuth:

This will confirm the understanding and agreement (the "Agreement") between Sentry Technology Corporation (the "Company") and Restoration Management Company, LLC ("Restoration") regarding the objectives, tasks, work product, fees and expenses for the engagement of Restoration to provide operational and financial consulting services to the Company.

          1. ENGAGEMENT. To serve as the Chief Executive Officer of the Company, reporting to the Board of Directors and to direct the Company in its restructuring efforts (the "Engagement").

          2.        TASKS.

                    0 Perform the functions and duties of Chief Executive Officer and such other senior executive positions at the Company as may be appropriate and agreed to by the Board of Directors.

                    0 Manage the Company's daily operations and restructuring efforts, including negotiating with parties in interest.

                    0 Assist in such other matters as may be mutually agreed upon.

          3.        WORK PRODUCT. Our work product will consist of:

                    0 Information to be discussed with you and others, as you may direct.

                    0 Written reports and analysis worksheets to support our actions as we deem necessary or as you may request.

          4. STAFFING. Anthony H.H. Schnelling will be the principal responsible for the overall engagement and will serve as Chief Executive Officer of the Company. He will be assisted by Anthony A. Gerbino, who may also, with the agreement of the Board of Directors, be appointed to an executive position with the Company. In addition, we have relationships with, and periodically retain, independent contractors with specialized skills and abilities to assist us. If retained, any such independent contractors are considered to be Restoration staff for the purposes of the Engagement.

          5. COMPENSATION. As compensation for the services rendered by Restoration hereunder, the Company shall pay Restoration as follows:

                    (i) A retainer of $40,000 (the "Initial Amount"), payable upon the signing of this Agreement (the "Retainer"). This retainer shall remain outstanding during the term of the Engagement, provided, however, that $20,000 of the retainer shall be applied to pay fees due Restoration on January 15, 2000 for the month then beginning 2000. In the event that the Company terminates the Engagement prior to the last day of the third month following the commencement of the Engagement, Restoration shall be entitled to retain the remaining Retainer in full.

                    (ii) Restoration shall receive $20,000 per month in fees as compensation for time devoted to the Engagement by Anthony Schnelling. Time devoted to the Engagement by Anthony Gerbino to assist Anthony Schnelling during the two weeks following the commencement of the Engagement shall be provided by Restoration to the Company at no additional charge. Thereafter, Restoration shall be additionally compensated for all time devoted to the Engagement by Anthony Gerbino, in excess of occasional support time, at (i) an hourly rate to be agreed with the Board of Directors, or (ii) in the event Restoration recommends that Anthony Gerbino assume an executive position with the Company, a monthly fee commensurate with the duties being performed, but in no event to be less than the monthly salary currently being paid to senior executives of the Company performing similar tasks.

                    (iii) A success fee equal to 1% of the value to be received by the Company and/or its equity holders as a result of any sale, merger, joint venture or combination of the Company with any party whatsoever, including, but not limited to any transaction entered into with current or former officers, directors or shareholders of the Company; provided, however, that any such success fee shall be capped at $100,000 and a success fee equal to 1% of the value of any financing entered into by the Company, whether for debt, equity or any combination thereof; provided, however that the size of any such financing exceeds $5 million, provided further, that any such success fee shall also be capped at $100,000.

                    (iv) If the Company enters into any agreement or arrangement with respect to the Engagement, with anyone contacted during the Engagement, at any time during a period from the date hereof through the close of business on the last day of the 6th month following the Termination, which agreement or arrangement would have caused the Company to owe Restoration a payment pursuant to subsection
                              (iii) of this paragraph 3 had such agreement or arrangement been entered into prior to the Termination, than the Company shall make such payment as if the Termination had not occurred.

                    (v) The Company shall, effective with the commencement of the Engagement, issue to Restoration incentive stock options to purchase 200,000 shares of the common stock of the Company at an exercise price of $0.188 per share. Such option will be immediately exercisable and shall expire on the second anniversary of the Termination; provided, however, that such options may not be exercised
                              (A) following the Termination of the Engagement by Restoration prior to the last day of the sixth month following the commencement of the Engagement, unless Restoration has terminated the Engagement because the Company has acted in bad faith, or has not remained current with its payment obligations to Restoration, as set forth herein, or has not or is unable to pay its trust fund tax obligations (including but not limited to withholding taxes, sales taxes), or (B) upon the Termination of the Engagement by the Company for cause. "Cause" as used in this sub-section shall mean the willful or grossly negligent failure of Restoration to perform its obligations hereunder or of Schnelling to carry out the duties of Chief Executive Officer.

                    (vi) The Company shall pay directly or reimburse Restoration, upon receipt of periodic billings, for all reasonable out-of-pocket and incidental expenses incurred in connection with the Engagement such as travel, lodging, entertainment, postage, telephone and facsimile charges.

                    (vii) The fees described above shall be due and shall be paid by wire transfer on the dates set forth in the schedule on Exhibit 1 hereto. The expenses described above shall be payable by the Company by wire transfer immediately upon receipt by the Company of Restoration's invoices, which shall be presented monthly.

          6. TIMING. We will commence this engagement immediately upon receipt of a signed engagement letter and the Retainer.

          7. INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless Restoration and its officers, members, principals, affiliates, subcontractors, their respective directors, officers, agents and employees (collectively the "Indemnified Persons") from and against any and all claims, liabilities, losses, damages, and expenses incurred by any Indemnified Person (including but not limited to any Indemnified Person's counsel fees and disbursements and the costs of such Indemnified Person's professional time (such professional time will be reimbursed at our rates in effect when such future time is required), as they are incurred, arising in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation) which are related to or arise in any manner out of the engagement contemplated hereby, including any legal proceeding in which any Indemnified Person may be required or agree to participate in, but in which such Indemnified Person is not a party; PROVIDED, HOWEVER, that the Company shall not be responsible for any claims, liabilities, losses, damages, or expenses pursuant to this paragraph which are finally determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person. The Company further agrees that the Company shall not, without the prior written consent of the Indemnified Parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of Restoration and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

          8. INDEMNIFICATION OF OFFICERS. In addition to the foregoing indemnification, any Restoration personnel who may serve as officers of the Company shall be individually covered by the same indemnification and directors' and officers' liability insurance as is applicable to other officers of the Company, which insurance shall provide for no less than $7.5 million of coverage for each such officer or director.

          9. CONFIDENTIALITY. Restoration agrees to keep confidential all non-public information obtained from the Company. Restoration agrees that neither it nor its officers, members, principals, affiliates, subcontractors, their respective directors, officers, agents and employees or attorneys (the "Confidential Parties") will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided for hereunder. Restoration may, however, make reasonable disclosure of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, for purposes of this Agreement, the Information does not include information which (a) is now or in the future becomes generally to the public other than as a result of a disclosure by the Confidential Parties, (b) was available to the Confidential Parties on a non-confidential basis prior to its disclosure to the Confidential Parties pursuant to this Agreement, (c) becomes available to the Confidential Parties on a non-confidential basis from a source other than the Company, provided that the source is not bound by a confidentiality agreement with the Company.

                    Should the Confidential Parties be requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, court order or other process issued by a court of competent jurisdiction or any federal or state agency or administrative review board to which the Confidential Parties are or may be subject, to disclose any or all of the Information, the Confidential Parties will promptly provide written notice of same to the Company so that the Company may seek a protective order or other appropriate remedy. In no event will Confidential Parties disclose more than that portion of the Information that is legally required and the Confidential Parties shall cooperate with the Company in its effort to obtain a protective order or other assurance that the Information will not be disclosed, or, if it is disclosed, will be disclosed in such a manner as to limit to the greatest extent possible the number of persons who are granted access to the Information.

          10. FRAMEWORK OF THE ENGAGEMENT. The Company acknowledges that it is hiring Restoration to provide consulting service to assist and advise the Company in its reorganization. Restoration's engagement shall not constitute an audit, review or compilation, or any other type of financial reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

          11. TERMINATION. Either Party may terminate the Engagement at any time by giving the other party written notice of such termination (the "Termination"); provided that, notwithstanding such Termination, Restoration will be entitled to any fees and expenses earned pursuant to the provisions of this Agreement. Such payment obligation shall inure to the benefit of any successor or assignee of Restoration. It is further understood that unless the Company acts in bad faith, or has not remained current with its payment obligations to Restoration, as set forth herein, or has not or is unable to pay its trust fund tax obligations (including but not limited to withholding taxes, sales taxes), Restoration will not terminate the Engagement prior to the last business day of the sixth month following the commencement of the Engagement. It is further understood that unless Restoration acts in bad faith, the Company will not terminate the Engagement prior to the last business day of the third month following the commencement of the Engagement.

          12. SURVIVAL. The obligations of the parties pursuant to paragraphs 5, 6, 7, 8, 9 and 10 shall survive the Termination of this Agreement along with any other section that expressly provides that it shall survive the Termination.

          13. RELATIONSHIP OF THE PARTIES. The parties hereto intend that an independent contractor relationship will be created by this Agreement. Restoration and its officers, members, principals, affiliates, subcontractors, their respective directors, officers, agents and employees are not to be considered an employee or agent of the Company and are not entitled to any of the benefits that the Company provides for the Company's employees, except as may otherwise be expressly provided for in this Agreement.

          14. ASSIGNABILITY. The benefits of this Agreement shall inure to the benefit of the parties hereto, their respective successors and assigns and of the Indemnified Persons hereunder and their successors, assigns and representatives and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be assigned by any party hereto, without the prior written consent of all the parties hereto.

          15. ENTIRE AGREEMENT. This Agreement incorporates the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements or understandings that might exist or have existed. This Agreement may not be amended or modified, except in writing, executed by the parties hereto.

          16. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

          17. ALTERNATIVE DISPUTE RESOLUTION. If there is any dispute between the parties as to the terms of this Agreement and they are unable to agree on a mutually satisfactory resolution within 30 days, either party may require the matter to be settled by binding arbitration. Such arbitration shall take place in New York City. Following a request for arbitration by either party, the parties shall attempt to agree upon a single arbitrator. If the parties are unable to agree upon a single arbitrator, each party shall appoint one arbitrator. These two arbitrators shall jointly appoint a third arbitrator. In the event the two arbitrators cannot agree on a third arbitrator, the American Arbitration Association in New York City shall appoint the third arbitrator. The arbitration shall be held according to the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable.

          18. DISCLOSURE OF CONFLICTS. Except as may be expressly set forth in an attachment to this Agreement, Restoration knows of no fact or situation that would represent a conflict of interest for it in connection with this Assignment and with regard to the Company. However, it is possible that there may be relationships, either past or currently existing, that need to be brought to your attention as Restoration becomes familiar with the universe of parties who are involved in this assignment. Any such disclosure will be promptly made by Restoration upon its becoming aware of a need to make such disclosure.

          19. SEVERABILITY. Any provision of this Agreement that shall be determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          20. NOTICES. All Notices required or permitted to be delivered under this Agreement shall be sent, if to restoration, to the address set forth at the head of this Agreement, to Anthony H.N. Schnelling and, if to the Company, to the address set forth above, to the attention of the Chairman of the Board with a copy to William A. Perlmuth, c/o Stroock & Stroock & Lavan, 180 Maiden Land, New York, New York 10038 or to such other name or address as you may give Restoration in writing. All notices under this Agreement shall be deemed delivered if sent by facsimile or by overnight mail or courier. All notices shall be deemed to have been delivered only upon receipt by the receiving party.

If the Company becomes involved in a proceeding under the U.S. Bankruptcy Code, it agrees to petition the Court to affirm this agreement as part of its first day motions.

Please confirm that the foregoing is in accordance with our understanding by signing and returning to Restoration the enclosed duplicate of this letter, whereupon it shall constitute an agreement binding upon yourselves and ourselves.





                                           Very Truly Yours,

                                           /S/ ANTHONY SCHNELLING
                                           Restoration Management Company LLC
                                           By: ANTHONY SCHNELLING
                                  Its:     Managing Director


Accepted and agreed as of
October 15, 1999


SENTRY TECHNOLOGY CORPORATION


By: /S/ WILLIAM A. PERLMUTH
   ----------------------------
Its: Chairman of the Board

                                    Exhibit 1
                                Fee Payments Due


October 15, 1999                      $40,000              Retainer
November 15, 1999                     $20,000              Nov. Fees
December 15, 1999                     $20,000              Dec. Fees
January 15, 2000                      $0                   Retainer Reduction
February 15, 2000                     $20,000              February Fees
March 15, 2000                        $20,000              March Fees1


--------
1 Unless the Engagement is extended or modified prior to April 1, 2000